Exhibit 99.1

Press Release

Technest Announces Settlement Agreement with EOIR Holdings for up to $23 million

Bethesda, MD October 29, 2009 – On October 26, 2009, Technest Holdings, Inc. (OTCBB:TCNH) entered into a settlement agreement with EOIR Holdings, LLC and EOIR Technologies, Inc. (“EOIR”), settling all claims related to the Stock Purchase Agreement which the parties entered into in 2007 to effectuate the sale of EOIR, a subsidiary of Technest at the time.

Pursuant to the agreement, EOIR Holdings, LLC will pay Technest $18,000,000 no later than December 25, 2009 and an additional $5,000,000 within sixty days of EOIR being awarded a contract under the Warrior Enabling Broad Sensor Services Indefinite Delivery Indefinite Quantity (ID/IQ) contract or any contract generally recognized to be a successor contract to its current STES contract. The additional $5,000,000 is also payable to Technest in the event that EOIR is awarded task orders under its current STES contract totaling $495,000,000.  EOIR has guaranteed the performance of the obligations of EOIR Holdings under the settlement agreement. The settlement agreement was entered into in the wake of a previously reported binding arbitration decision awarding Technest $23 million for breach of the Stock Purchase Agreement between the parties.

Gino Pereira, the Chief Executive Officer of Technest, stated, “We are very pleased that we were able to enter into this settlement agreement.  We believe that notwithstanding the arbitration decision in August, it was in the best interest of Technest’s shareholders to avoid any further litigation or challenges to the arbitration decision while at the same time preserving the Company’s ability to collect the entire award.”

As previously announced, upon receipt of the first tranche of $18,000,000, Technest will declare a dividend and distribute a minimum of 90% of the net proceeds after setting aside reserves for payment of existing obligations. If the additional $5,000,000 is received, the Company intends to distribute the net proceeds in a manner consistent with the $18,000,000 tranche.

About Technest Holdings, Inc.

Technest Holdings, Inc. is a provider of: advanced remote sensor systems, intelligent surveillance and advanced 3D imaging technology solutions to the defense, homeland security and healthcare marketplaces. Technest is committed to setting next-generation imaging standards through the provision of innovative emerging technologies. Through strategic development, Technest focuses on the creation of dual-use technology and products with applications in healthcare as well as the fields of defense, civilian homeland security and law enforcement. For more information, please visit the company's website at http://www.technestinc.com.

Safe Harbor
 Investors are cautioned that certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning the anticipated proceeds, future financial performance (including future revenues, earnings or growth rates), and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Technest Holdings, its products, economic and market factors and the industries in which Technest Holdings does business, among other things. These statements are not guarantees of future performance and Technest Holdings has no specific intention to update these statements. More detailed information about those factors is contained in Technest Holdings' filings with the Securities and Exchange Commission. http://www.sec.gov

Contact:
Stanley Wunderlich
CEO
Consulting for Strategic Growth 1
T: 1-800-625-2236
F: 1-646-205-7771
Email: Email Contact
Web site: www.cfsg1.com